Exhibit 23.3
February 7, 2007
Mr. Stephen C. Hathaway
Chief Financial Officer
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717

Subject:	Written Consent to Reference Virchow Krause & Company, LLP Valuation in S-1 Filing of TomoTherapy Incorporated
Dear Mr. Hathaway:
We hereby consent to the inclusion in the registration statement on Form S-1 of Tomotherapy Incorporated for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our final reports as of various dates relating to the limited purposes of the estimation of the fair value of the common stock of Tomotherapy Incorporated, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. We further do not admit or purport to provide any investment, accounting, or tax advice or services, nor should our reports be construed as such under any circumstances. The analyses, conclusions and valuation opinions should not be construed, in whole or in part, as investment advice by anyone.
Sincerely,
Virchow Krause & Company, LLP